Exhibit 5.1



                    [Letterhead of Miles & Stockbridge P.C.]








                                          June 9, 2004



Prime Group Realty Trust
77 West Wacker Drive, Suite 3900
Chicago, Illinois  60601

      Re:   Prime Group Realty Trust  - Registration Statement on Form S-11

Ladies and Gentlemen:

        We have acted as special Maryland counsel to Prime Group Realty Trust, a Maryland real estate investment trust (the "Trust"), in connection with the filing by the Trust of its Registration Statement on Form S-11 (Reg. No. 333 - 115640, the "Registration Statement") with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration by the Trust of an aggregate of 12,021,479 Common Shares of Beneficial Interest (the "Shares"), $0.01 par value per share ("Common Shares"), of the Trust.

        We have examined such trust records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1. The Shares have been duly and validly authorized.

2. 7,944,893 of the Shares have been validly issued and are fully paid and non-assessable.

3. When up to 3,076,586 of the Shares are issued upon the exchange of validly issued and outstanding units of limited partnership interest (the "L.P. Common Units"), in Prime Group Realty L.P., a Delaware limited partnership (the "Partnership"), in accordance with the terms of the L.P. Common Units and the Amended and Restated Agreement of Limited Partnership of the Partnership, such Shares will be validly issued, fully paid and non-assessable.

4. When up to 1,000,0000 of the Shares are issued upon the exercise of outstanding warrants to purchase Common Shares of the Trust to purchase the Shares, in accordance with the terms of the warrants, such Shares will be validly issued, fully paid and non-assessable.

        In giving the foregoing opinions, we are assuming that, at the time of each issuance of any of the Shares, the Trust will have a sufficient number of shares of authorized but unissued Common Shares.

        We express no opinion as to the laws of any state or jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. We hereby consent to the use of our firm's name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                Very truly yours,

                                Miles & Stockbridge P.C.


                                 By:/s/ J.W. Thompson Webb
                                    ----------------------
                                 Principal